EXHIBIT 99.1

      RAMPART CAPITAL CORPORATION     INCREASES CASH OUT PRICE FOR PREVIOUSLY
   ANNOUNCED TRANSACTION TO TAKE THE COMPANY PRIVATE AND SETS NEW ANNUAL MEETING
                                 AND RECORD DATE

Houston, Texas, September 16, 2003 -- Rampart Capital Corporation ("Rampart" or the "Company") (AMEX: RAC) announced today that its board of directors approved a modified reverse stock split proposal as the initial step to take the company private. Under the modified proposal and subject to shareholder approval, the Company would effect a 1-for-100,000 reverse stock split with shareholders holding less than one share after the split being entitled to receive $3.50 per pre-split share in lieu of receiving a fractional share. This represents an increase of $0.25 per share from the previously announced reverse split transaction. Similar to the originally announced proposal, if the modified reverse split proposal is consummated, Rampart plans to make application to have its common stock ("Common Stock") delisted from the American Stock Exchange ("AMEX") and terminate registration of the Common Stock under the Securities Exchange Act of 1934.

On June 10, 2003, the Company previously announced that its board of directors approved alternative reverse split ratios of 1-for-45,000, 1-for-75,000 and 1-for-100,000. Rampart common shareholders holding less than one share after the split were to receive $3.25 per pre-split share in lieu of receiving a fractional share.

The increase in the cash price from $3.25 to $3.50 per pre-split share resulted from negotiations between the reverse split sponsors, Charles W. Janke (the Company's Chief Executive Officer, a director and largest shareholder) and J.H. Carpenter (the Company's Chief Operating Officer, a director, and second largest shareholder) and the special committee of the Company's board of directors established to represent the interest of the Company's minority shareholders in the reverse split transaction. Messrs. Janke and Carpenter are expected to be the only shareholders remaining if the reverse split is consummated. The negotiations focused on the July 1, 2003 foreclosure by a wholly-owned affiliate of Rampart of approximately 96 acres of unimproved real estate located in Galveston, Texas that secured indebtedness in favor of the affiliate. As previously reported, Rampart (through its affiliate) was the lone and successful bidder at the foreclosure sale based upon a bid of approximately $4.1 million representing the outstanding debt, delinquent property taxes, legal and foreclosure costs and expenses. As a result of the foreclosure and as previously reported, the Company's special committee of the board of directors informed the full board of directors that it wanted to evaluate the effects, if any, of the Galveston foreclosure on the terms of the previously announced reverse split.

The Company's board of directors approved the modified reverse split and related transactions based in part upon the unanimous recommendation of the special committee of the board of directors, as well as the supplemental opinion of the special committee's independent financial advisor that the $3.50 per pre-split share cash price being paid to the minority common shareholders is fair from a financial point of view.


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Due to the delay caused by the negotiations involving the modified reverse split, the Company's board of directors approved a new annual meeting date of Wednesday, November 5, 2003 at which the reverse split proposal will be presented and has set a new record date of October 6, 2003 for purposes of determining the common shareholders entitled to vote at the annual meeting.

IMPORTANT LEGAL INFORMATION: INVESTORS AND COMMON SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PROXY STATEMENT WILL BE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION BY RAMPART. INVESTORS AND COMMON SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER DOCUMENTS FILED WITH THE SEC BY RAMPART, AT THE SEC'S WEBSITE AT WWW.SEC.GOV. THE PROXY STATEMENT, AND OTHER DOCUMENTS FILED BY RAMPART, MAY ALSO BE OBTAINED FREE BY DIRECTING A REQUEST TO RAMPART CAPITAL CORPORATION AT 16401 COUNTRY CLUB DRIVE, CROSBY, TEXAS 77532, TELEPHONE NUMBER
(713) 223-4610. INVESTORS AND COMMON SHAREHOLDERS MAY OBTAIN A DETAILED LIST OF NAMES, AFFILIATIONS AND INTERESTS OF PARTICIPANTS IN THE SOLICITATION OF PROXIES OF RAMPART AT THE ADDRESS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE.

CONTACT:  RAMPART CAPITAL CORPORATION
          Chuck Janke, Jim Carpenter, Charles Presley & Eileen Fashoro at 713/223-4610



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